As filed with the Securities and Exchange Commission on February 8, 2021

Registration No. 333-166808

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SANDY SPRING BANCORP, INC.

(exact name of registrant as specified in its certificate of incorporation)

Maryland	52-1532952
(state or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

17801 Georgia Avenue

Olney, Maryland 20832

(301)774-6400

(Address, including zip code, and telephone

number, including area code, of registrant's principal executive offices)

SANDY SPRING BANCORP, INC.

DIRECTOR STOCK PURCHASE PLAN, AS AMENDED AND RESTATED

(Full Title of the Plan)

Aaron M. Kaslow, Esq.

Executive Vice President,

General Counsel and Secretary

17801 Georgia Avenue

Olney, Maryland 20832

(301) 774-6400

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies To:

Suzanne A. Walker, Esq.

Edward G. Olifer. Esq.

Stephen F. Donahoe, Esq.

Kilpatrick Townsend & Stockton LLP

607 14th Street, NW, Suite 900

Washington, DC 20005

(202) 508-5800

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

Deregistration of Unissued Shares

Sandy Spring Bancorp, Inc. (the “Company”) is filing this Post-Effective Amendment No. 1 to Registration Statement on Form S-8 to deregister certain securities previously registered by the Company pursuant to its Registration Statement on Form S-8 (Registration No. 333-166808) filed with the Securities and Exchange Commission (the “Commission”) on May 13, 2010 (the “Initial Registration Statement”). The Initial Registration Statement registered 30,000 shares of the Company’s common stock, par value $1.00 per share, for issuance pursuant to the Sandy Spring Bancorp, Inc. Director Stock Purchase Plan, as Amended and Restated (the “Plan”).

Pursuant to its terms, the Plan terminated on December 31, 2020, at which time no additional shares of Company common stock could be purchased or issued under the Plan. Of the 30,000 shares of Company common stock registered under the Initial Registration Statement, 24,424 remained available for purchase and issuance upon the termination of the Plan and are hereby deregistered.

This Post-Effective Amendment No. 1 to the Initial Registration Statement shall become effective upon filing in accordance with Rule 462 under the Securities Act of 1933, as amended.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Olney, State of Maryland on February 8, 2021.

SANDY SPRING BANCORP, INC.

By:	/s/ Daniel J. Schrider
Daniel J. Schrider
President and Chief Executive Officer

No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance upon Rule 478 of the Securities Act of 1933, as amended.